UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2017

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 818.871.1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Merger Agreement

On January 30, 2017, Ixia, a California corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Keysight Technologies, Inc., a Delaware corporation (“Parent”). Subject to the terms and conditions of the Merger Agreement, a wholly owned subsidiary of Parent to be formed (“Merger Sub”) will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger and a wholly owned subsidiary of Parent.

At the effective time of the Merger, each share of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Merger will be converted into the right to receive $19.65 in cash, without interest (“Per Share Merger Consideration”), subject to any applicable tax withholding, other than shares owned by Parent or Merger Sub, or by any subsidiary of Parent, Merger Sub, or the Company (which will be cancelled with no consideration paid or payable therefor), or any shares of Company Common Stock with respect to which dissenters’ rights under California law are properly exercised and not withdrawn. Options to acquire Company Common Stock outstanding immediately prior to the consummation of the Merger will become fully vested and will be cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such options, less any applicable taxes required to be withheld. Each restricted stock unit covering shares of Company Common Stock outstanding immediately prior to the Merger will become fully vested and will be cancelled in exchange for the right to receive an amount in cash equal to the Per Share Merger Consideration (with any restricted stock units subject to performance-based vesting conditions to be earned at target performance level), subject to any applicable tax withholdings. Prior to the effective time of the Merger (or, if earlier, the last day of the current purchase period under the Company’s 2010 Employee Stock Purchase Plan, as amended (the “ESPP”)), any amounts credited to the accounts of participants in the ESPP will be used to purchase shares of Company Common Stock, and each such share shall then be converted into the right to receive a cash payment equal to the Per Share Merger Consideration, subject to any applicable tax withholdings.

The Company’s Board of Directors has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger. Each of Parent’s, Merger Sub’s and the Company’s obligation to consummate the Merger is subject to customary closing conditions, including (i) the approval of the Merger Agreement and the principal terms of the Merger by the affirmative vote of the holders of a majority of the total number of shares of Company Common Stock outstanding (the “Company Shareholder Approval”), (ii) the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the receipt of necessary approvals from certain foreign antitrust authorities, (iv) the absence of an order, judgment, injunction, or law prohibiting the consummation of the Merger, (v) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain qualifications set forth in the Merger Agreement), and (vi) the other party’s compliance with or performance in all material respects of its pre-closing covenants and agreements contained in the Merger Agreement. The date for the special meeting of the Company’s shareholders to be held to vote on approval of the Merger Agreement and of the principal terms of the Merger and the date for the closing of the Merger have not yet been determined.

The Merger Agreement requires the Company to abide by customary “no-shop” restrictions on its ability to initiate, solicit, knowingly encourage, or knowingly facilitate alternative acquisition proposals from third parties or to provide non-public information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals, and restrictions on the ability of the Company’s Board of Directors to withdraw (or qualify or modify in a manner adverse to Parent) the recommendation that the Company’s shareholders approve the Merger Agreement and the principal terms of the Merger. However, at any time prior to the receipt of Company Shareholder Approval, the Company may provide information to and negotiate with third parties that submit an alternative acquisition proposal that the Company’s Board of Directors has determined, after consultation with outside financial and legal advisors, constitutes (or would reasonably be expected to lead to) a Superior Proposal (as such term is defined in the Merger Agreement), provided that such alternative acquisition proposal did not result from a breach of the “no shop” restrictions and subject to certain other requirements being met before such action is taken. Further, subject to certain limitations, at any time prior to the receipt of Company Shareholder Approval, the Company’s Board of Directors may withdraw or adversely change its recommendation of the Merger upon certain intervening events or in response to a Superior Proposal (if not doing so would be inconsistent with the fiduciary duties of the Company’s Board of Directors), subject to compliance with certain notice and other procedures set forth in the Merger Agreement. The Company has also made various customary representations and warranties and agreed to other specified covenants in the Merger Agreement, including covenants relating to the conduct of the Company’s business between the date of the Merger Agreement and the consummation of the Merger (or if earlier, the termination of the Merger Agreement) and to the convening and holding of a meeting of its shareholders for the purpose of obtaining Company Shareholder Approval.

Subject to certain limitations set forth in the Merger Agreement, each of the Company, Parent, and Merger Sub has agreed to use its reasonable best efforts to (i) consummate the Merger and the other transactions contemplated by the Merger Agreement, (ii) obtain from any governmental authority any consent, approval, authorization, waiver, or order required to be obtained or made by any party to the Merger Agreement and avoid any legal proceedings by any governmental authority, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement required under applicable law, including any applicable antitrust laws.

Parent has delivered to the Company a copy of a commitment letter and related documentation pursuant to which the financial institutions named therein have agreed to provide a senior unsecured 364-day bridge loan facility to Parent. Consummation of the Merger is not subject to a financing condition.

The Merger Agreement contains certain termination rights of Parent and the Company and provides that the Company will be required to pay Parent a termination fee of approximately $59.7 million (i) if the Company terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the Company’s compliance with certain notice and other procedures in the Merger Agreement, (ii) in the event the Company enters into or consummates an alternative acquisition proposal within 12 months after the termination of the Merger Agreement under certain specified circumstances, (iii) if the Company’s Board of Directors, prior to receipt of Company Shareholder Approval, among other things, (a) recommends an alternative acquisition proposal, (b) changes its recommendation of the Merger, or (c) fails to recommend to the Company’s shareholders to reject a publicly disclosed alternative acquisition proposal within certain time limits, or (iv) upon material breaches by the Company of the “no-shop” restrictions or breaches by the Company of its obligations to file a proxy statement as promptly as reasonably practicable and hold a meeting of its shareholders in a manner that has a material adverse impact on the ability to obtain Company Shareholder Approval. In addition, if the Company validly terminates the Merger Agreement for Parent’s failure to close when required to do so pursuant to the Merger Agreement, Parent will be required to pay the Company a termination fee of $500 million. Either party may terminate the Merger Agreement if the Merger is not consummated by the “end date” of the Merger Agreement, which is 5:00 p.m. (Eastern Time) on October 30, 2017, subject to certain limitations.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Form 8-K”) and incorporated herein by reference.

The Merger Agreement has been attached as an exhibit to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Merger Sub, or the Company. The representations, warranties, and covenants contained in the Merger Agreement were made solely for the purposes of the Merger Agreement and for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. Certain of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. Investors are not third party beneficiaries under the Merger Agreement. In addition, the representations and warranties contained in the Merger Agreement (i) are qualified by information in a confidential disclosure letter that the parties have exchanged, (ii) were made only as of the date of the Merger Agreement or a prior, specified date, and (iii) in some cases are subject to qualifications with respect to materiality, knowledge and/or other matters, including standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures. Accordingly, investors should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates.

Voting and Support Agreements

In connection with the execution of the Merger Agreement, the Company and Parent have entered into a voting and support agreement (each, a “Support Agreement”) with each of (i) Laurent Asscher and Katelia Capital Group Ltd. and (ii) Errol Ginsberg and The Errol Ginsberg and Annette R. Michelson Family Trust dated October 13, 1999 (the persons referenced in clauses (i) and (ii), collectively, the “Company Major Shareholders”). Pursuant to the Support Agreements, the Company Major Shareholders have agreed, among other things, subject to the terms and conditions of the Support Agreements, (a) that at any meeting (whether annual or special and including each adjourned or postposed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Company Major Shareholders will each (i) appear at such meeting or otherwise cause all of the shares of Company Common Stock which they beneficially own as of the applicable record date to be counted as present at the meeting for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such beneficially owned shares in favor of (A) the approval of the Merger Agreement and the principal terms of the Merger and (B) any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if such adjournment or postponement is done in accordance with the terms in the Voting and Support Agreement, and (b) to take certain other actions in furtherance of the transactions contemplated by the Merger Agreement. The Support Agreements will terminate upon the earliest to occur of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, (iii) the Company’s Board of Directors effecting a Company Adverse Recommendation Change (as defined in the Merger Agreement), and (iv) the entry, by the parties to the Merger Agreement and without the prior written consent of the Company Major Shareholders, into any amendment or modification of the Merger Agreement, or any written waiver of the Company’s rights under the Merger Agreement made in connection with a request from Parent, in each case, which results in a decrease in, or change in the composition of, the Per Share Merger Consideration payable to any Company Major Shareholder. The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Support Agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 to this Form 8-K and are incorporated herein by reference.

Indemnity Agreements

On January 29, 2017, the Company’s Board of Directors approved a revised form of indemnity agreement (the “Indemnity Agreement”) for the Company and its executive officers and directors (each, an “Indemnitee”) and authorized and directed the Company to enter into the new form of Indemnity Agreement with each of its current executive officers and directors.

Under the terms of the Indemnity Agreement, the Company agrees, among other things, to indemnify the Indemnitee for certain losses or expenses, including attorneys’ fees, judgments, fines, and settlement amounts, incurred by such person in any action or proceeding (other than certain proceedings against the Company or securities laws claims), including any action by or in the Company’s right, arising out of the person’s services as an executive officer or director of the Company or any other company or enterprise, including the Company’s subsidiaries, to which the person provides services at the Company’s request.

The foregoing description of the Indemnity Agreement does not purport to be complete and is qualified in its entirety by reference to the form of the Indemnity Agreement, which is filed as Exhibit 10.3 to this Form 8-K and is incorporated herein by reference.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Officer Severance Plan Amendments.

On January 29, 2017, the Company’s Board of Directors approved Amendment No. 4 to the Company’s Officer Severance Plan, effective September 1, 2000, as amended (the “2000 Severance Plan”), and Amendment No. 1 to the Company’s Officer Severance Plan (As Amended and Restated effective February 12, 2016), which plan was originally adopted in 2009 (the “2009 Severance Plan”) The 2000 Severance Plan and the 2009 Severance Plan (together, the “Severance Plans”) were amended for the purpose of replacing the “280G cutback” provision contained therein with a “280G best net after-tax” provision. Prior to being amended, each Severance Plan provided that if, in connection with a change of control of the Company, an eligible officer became entitled to receive severance benefits under the Severance Plan and the amount of such severance benefits would require that the officer pay an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the severance benefits would be reduced by the minimum amount necessary to ensure that the excise tax would not be triggered. Subsequent to being amended, each Severance Plan provides that, in the event an eligible officer becomes entitled to severance benefits in connection with such a change of control, the officer will receive (1) the full severance benefits to which he or she is entitled under the Severance Plan, subject to his or her payment of the excise tax, or (2) if greater, the full amount of such severance benefits as reduced by the minimum amount necessary to ensure that the excise tax will not apply.

The foregoing description of the amendments to the Severance Plans does not purport to be complete and is qualified in its entirety by reference to the amendments, which are filed as Exhibits 10.4 and 10.5 to this Form 8-K and are incorporated herein by reference.

Important Additional Information and Where to Find It

The Company plans to file with the Securities and Exchange Commission (the “SEC”) and to mail to its shareholders a proxy statement in connection with the proposed transaction. The proxy statement will contain important information about the Company, the Merger, and related matters. The Company also plans to file with the SEC other documents regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. The Company’s shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov or through the investor relations section of the Company’s website at http://investor.ixiacom.com.

Participants in the Solicitation

This report does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the transactions contemplated by the Merger Agreement. Information regarding the Company’s directors and executive officers is contained in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on May 5, 2016, and in its proxy statement for the Company’s 2016 annual meeting of shareholders filed with the SEC on May 3, 2016. Additional information regarding the interests of the Company’s directors and executive officers in the transaction will be included in the proxy statement for the special meeting of the Company’s shareholders to be held to approve the transactions contemplated by the Merger Agreement and in other relevant documents regarding the Merger, when filed with the SEC.

Forward-Looking Statements

Statements that are not historical facts in this document, including, without limitation, statements regarding the expected timing, completion and effects of the proposed transaction may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and, and are subject to the safe harbor created by those Sections. Words such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements reflect the current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. These risks and uncertainties, as well as other factors, may cause future events, results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause the actual events or results to differ materially from those expressed or implied in such forward-looking statements include, among others: the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company; the risk that the Company’s shareholders do not approve the transaction or that any other conditions to the completion of the transaction may not be satisfied, or that the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the risk that financing for the transaction may not be available on favorable terms; the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results, and business generally; risks that the proposed transaction disrupts current plans and operations of the Company, including the risk of adverse reactions or changes to business relationships with customers, suppliers, and other business partners of the Company; potential difficulties in the hiring or retention of employees of the Company as a result of the proposed transaction; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the outcome of any legal proceedings that may be instituted against the Company or its directors or executive officers related to the Merger Agreement or the transaction; unexpected costs, charges, or expenses resulting from the proposed transaction; competitive responses to the proposed transaction; and legislative, regulatory, and economic developments. The factors that may cause future events and results to differ materially from the Company’s current expectations also include, without limitation, the risks identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in the Company’s other filings with the SEC. The Company assumes no obligation to update any forward-looking statement contained in this document.

Item 9.01  Financial Statements and Exhibits

(d)    Exhibits

The following exhibits are filed as part of this Form 8-K:

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of January 30, 2017 by and between Ixia and Keysight Technologies, Inc.*
10.1	Voting and Support Agreement, dated as of January 30, 2017, by and among Keysight Technologies, Inc., Ixia, Laurent Asscher and Katelia Capital Group Ltd.
10.2

Voting and Support Agreement, dated as of January 30, 2017, by and among Keysight Technologies, Inc., Ixia, Errol Ginsberg and The Errol Ginsberg and Annette R. Michelson Family Trust dated October 13, 1999.

10.3	Form of Indemnity Agreement.
10.4	Amendment No. 4 dated January 29, 2017 to the Ixia Officer Severance Plan, as amended.
10.5	Amendment No. 1 dated January 29, 2017 to the Ixia Officer Severance Plan (As Amended and Restated effective February 12, 2016).

*            The schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Date: January 31, 2017	By:	/s/ Matthew S. Alexander
Matthew S. Alexander
Senior Vice President, General Counsel, and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of January 30, 2017 by and between Ixia and Keysight Technologies, Inc.*
10.1	Voting and Support Agreement, dated as of January 30, 2017, by and among Keysight Technologies, Inc., Ixia, Laurent Asscher and Katelia Capital Group Ltd.
10.2

Voting and Support Agreement, dated as of January 30, 2017, by and among Keysight Technologies, Inc., Ixia, Errol Ginsberg and The Errol Ginsberg and Annette R. Michelson Family Trust dated October 13, 1999.

10.3	Form of Indemnity Agreement.
10.4	Amendment No. 4 dated January 29, 2017 to the Ixia Officer Severance Plan, as amended.
10.5	Amendment No. 1 dated January 29, 2017 to the Ixia Officer Severance Plan (As Amended and Restated effective February 12, 2016).

*            The schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.